Exhibit 10(eee)

DOCKET NO. 34077

JOINT REPORT AND APPLICATION	§	BEFORE THE
OF ONCOR ELECTRIC DELIVERY	§
COMPANY AND TEXAS ENERGY	§	PUBLIC UTILITY COMMISSION
FUTURE HOLDINGS LIMITED	§
PARTNERSHIP PURSUANT TO	§	OF TEXAS
PURA § 14.101	§

STIPULATION

The following parties have reached a settlement of all issues in this docket concerning the report of the merger of TXU Corp., the parent of Oncor Electric Delivery Company (“Oncor”), and Texas Energy Future Holdings Limited Partnership (“TEF”) (the “Transaction”): TEF, Oncor, the Staff of the Public Utility Commission of Texas (“Staff”), the Office of Public Utility Counsel (“OPC”), Texas Industrial Energy Consumers (“TIEC”), the Steering Committee of Cities Served by Oncor Electric Delivery Company (“Cities”), the State of Texas (“State”), the Texas State Association of Electrical Workers (“IBEW”), Texas Ratepayers’ Organization to Save Energy (“Texas ROSE”) and Texas Legal Services Center (“TLSC”) (hereinafter collectively referred to as “Signatories.”). The Signatories submit this Stipulation to the Commission as representing a just and reasonable disposition of the issues related to this docket consistent with the public interest. The Signatories request approval of this Stipulation and entry of findings of fact and conclusions of law consistent with that approval.

By this Stipulation, the Signatories resolve all issues between them related to the Application of TEF and Oncor in Docket No. 34077, and agree as follows:

I.

TEF and Oncor made the following 22 commitments in their direct and rebuttal testimonies filed in this docket. The Signatories request that the Commission enter the Proposed Order attached hereto as Exhibit A that reflects these commitments and any modifications to them listed in paragraphs (23) through (53):

(1)

Name Change Commitment. On or before closing of the Transaction, the name of TXU Electric Delivery Company will be changed to Oncor Electric Delivery Company. Oncor’s logo will be separate and distinct from the logos of the parent,

TXU Corp.[1], the retail electric provider, which will retain the TXU Energy name (“TXU Energy Retail”), and the power generation company, which we expect to rename with the Luminant Energy brand (“Luminant”). In fact, the name of TXU Electric Delivery Company was changed to Oncor Electric Delivery Company on April 24, 2007. TXU Corp. commits to maintaining a name and logo for Oncor that is separate and distinct from the names of TXU Corp.’s retail electric provider and wholesale generation companies.

(2)	Separate Board Commitment. At closing and thereafter, Oncor will have a separate board of directors that will not include any members from the boards of directors of TXU Energy Retail or Luminant. This commitment is supplemented by paragraphs (32) and (33).

(3)	Separate Headquarters Commitment. Within a reasonable transition period after closing of the Transaction, not to exceed six months, Oncor’s headquarters will be located in a separate building from the headquarters and operations of TXU Energy Retail and Luminant.

(4)	No Transaction-Related Debt at Oncor Commitment. Oncor will not incur, guaranty, or pledge assets in respect of any incremental new debt related to financing the Transaction at the closing or thereafter. Oncor’s financial integrity will be protected from the separate operations of TXU Energy Retail and Luminant. This commitment is supplemented by paragraph (28).

(5)	Debt-to-Equity Ratio Commitment. Oncor’s debt will be limited so that its regulatory debt-to-equity ratio is at or below the assumed debt-to-equity ratio established from time to time by the Commission for ratemaking purposes, which is currently set at 60% debt to 40% equity. For ratemaking purposes, in its scheduled rate cases in 2007 and 2008, Oncor will support a cost of debt that does not exceed Oncor’s actual cost of debt immediately prior to the announcement of the Transaction. This commitment is supplemented by paragraphs (36), (37), and (38).

(6)	Capital Expenditure Commitment. Following the closing of the Transaction, Oncor will continue to make capital expenditures consistent with the capital expenditures in Oncor’s business plan. Total capital spending will depend in part on economic and population growth in Texas, as well as permitting and siting outcomes. However, in any event, over the five years following the year in which closing of the Transaction occurs, Oncor will make capital expenditures in connection with its transmission and distribution business in an aggregate amount of more than $3.0 billion. This commitment has been replaced by the provisions of paragraph (44).

(7)	DSM/Energy Efficiency Commitment. Over the five years following the year in which closing occurs, subsidiaries of TXU Corp. will expend an aggregate of at least $200 million on DSM over the amount included by the Commission in Oncor’s rates. This commitment will approximately double the level of spending on DSM currently

[1]	As a result of the closing of the Transaction on October 10, TXU Corp. is now named Energy Future Holdings Corp. (“EFH Corp.”). Any current references to TXU Corp. in this Stipulation are to EFH Corp.

included in Oncor’s rates. Oncor will not seek to recover in rates any of the $200 million in incremental DSM expenditures. This commitment is supplemented by paragraphs (41) and (42).

(8)	Service and Safety Commitment. Oncor will support the inclusion of negotiated commitments with appropriate stakeholders regarding reliability, customer service and employee safety in any final order regarding the Transaction issued pursuant to PURA § 14.101. Those negotiated commitments are reflected in paragraphs (46), (47), and (48).

(9)	Rate Case Commitment. If, for any reason, the Commission has not initiated a general rate proceeding for Oncor or its predecessor prior to July 1, 2008, Oncor will not later than that date file a general rate case consistent with its currently effective settlement agreement with certain municipalities.

(10)	Continued Ownership Commitment. TEF will hold a majority of its ownership interest in Oncor, in the current regulatory system, for a period of more than five years after the closing date of the Transaction.

(11)	Holding Company Commitment. A new holding company, Oncor Electric Delivery Holdings, will be formed between TXU Corp. and Oncor.

(12)	Independent Board Commitment. Each of Oncor Electric Delivery Holdings and Oncor will have a board of directors comprised of at least nine persons. A majority of the board members of each of Oncor Electric Delivery Holdings and Oncor will qualify as “independent” in all material respects in accordance with the rules and regulations of the New York Stock Exchange (“NYSE”) (which are set forth in Section 303A of the NYSE Listed Company Manual and in Exhibit FMG-2 to the Direct Testimony of Frederick M. Goltz filed in this proceeding), from TXU Corp. and its subsidiaries (including TXU Energy Retail and Luminant), TPG, and KKR. Consistent with TEF’s commitments, the directors of Oncor and Oncor Electric Delivery Holdings will also not include any members from the boards of directors of TXU Energy Retail or Luminant. This commitment is supplemented by paragraph (32).

(13)	Affiliate Asset Transfer Commitment. Neither Oncor Electric Delivery Holdings nor Oncor will transfer any material assets or facilities to any affiliates (other than Oncor Electric Delivery Holdings, Oncor, and their subsidiaries, which are hereinafter referred to as the “Ring-Fenced Entities”), other than such transfer that is on an arm’s length basis consistent with the Commission’s affiliate standards applicable to Oncor, regardless of whether such affiliate standards would apply to the particular transaction.

(14)	Arm’s Length Relationship Commitment. Each of the Ring-Fenced Entities will maintain an arm’s length relationship with the TXU Group consistent with the Commission’s affiliate standards applicable to Oncor.

(15)	Separate Books and Records Commitment. Each of the Ring-Fenced Entities will maintain accurate and appropriate detailed books, financial records and accounts, including checking and other bank accounts, and custodial and other securities safekeeping accounts that are separate and distinct from those of any other entity.

(16)	Oncor Board’s Right to Determine Dividends Commitment. The Oncor Board, comprised of a majority of independent directors, will have the sole right to determine dividends. This commitment is supplemented by paragraphs (23) and (34).

(17)	Capital Expenditures Within Oncor Service Territory Commitment. The $3 billion minimum commitment for Oncor capital expenditures over the five years following the Transaction will be spent within the traditional Oncor system, and that amount does not include any transmission projects to be constructed by Oncor as a result of the Commission’s decision in its Docket No. 33672, Commission Staff’s Petition for Designation of Competitive Renewable Energy Zones. This commitment is modified by paragraphs (44) and (45).

(18)	No Transaction Costs to Oncor Commitment. None of the fees and expenses nor any incremental borrowing costs of TXU Corp. or its subsidiaries related to the Transaction will be borne by Oncor’s customers. This commitment is supplemented in paragraph (40).

(19)	Exclusion of Goodwill Commitment. The calculations for the debt-to-equity ratio commitment will not include goodwill resulting from the Transaction. This commitment is supplemented by paragraph (39).

(20)	No Inter-Company Debt Commitment. Oncor will not enter into any inter-company debt transactions with TXU Corp. affiliates following consummation of the Transaction. This commitment is supplemented by paragraph (26).

(21)	No Shared Credit Facilities Commitment. Oncor will not share any credit facility with any unregulated affiliate. This commitment is supplemented by paragraph (27).

(22)	No Recovery of TXU Energy Retail Bad Debt Commitment. So long as TXU Energy Retail is affiliated with Oncor, Oncor will not seek to recover from its customers any costs incurred as a result of a bankruptcy of TXU Energy Retail. This commitment is supplemented by paragraph (30).

In addition to the commitments made in testimony, the Signatories hereby stipulate and agree as follows and request the Commission to find and enter an order that reflects the following:

(23)	The Oncor LLC agreement shall, and TEF and Oncor will support a Commission finding to, limit the payment of dividends by Oncor through December 31, 2012, to an amount not to exceed Oncor’s net income (determined in accordance with GAAP) for the period beginning on the date following the closing of the Transaction and ending on December 31, 2012.

(24)	Oncor will implement a one-time $35 million write-off in 2007 or 2008, at its discretion either prior to or after the closing of the Transaction, to its storm reserve and a one-time write-off in 2007 or 2008, at its discretion either prior to or after the closing of the Transaction, to the 2002 restructuring expenses held as regulatory assets ($20,927,391.50). These write-off amounts will not be included as a cost item in the 2008 rate case or any other Commission proceeding. Parties reserve the right to challenge claimed expenses included in storm reserve and regulatory assets accounts. These write-offs shall not be included in the calculation of net income for dividend payment purposes, as described in paragraph (23).

(25)	Oncor will file quarterly earnings monitoring reports with the Commission, including information on dividends paid, for a period of five years beginning in January 2008.

(26)	Oncor will not lend money to or borrow money from TXU Corp. or TXU Corp. affiliates. This provision supplements the commitment reflected in paragraph (20).

(27)	Oncor will not share credit facilities with TXU Corp. or TXU Corp. affiliates. This provision supplements the commitment reflected in paragraph (21).

(28)	Oncor’s assets shall not be pledged for any entity other than Oncor. This provision supplements the commitment reflected in paragraph (4).

(29)	Oncor, TXU Corp., and TXU Corp. affiliates will provide advance notice of their corporate separateness to lenders on all new debt and will use commercially reasonable efforts to seek an acknowledgment representation of that separateness and non-petition covenants in all new debt instruments, including the debt instruments used in connection with financing the Transaction. This commitment will terminate at such time that Oncor ceases to be affiliated with TXU Corp.

(30)	Oncor will not seek recovery in rates of any expenses related to a bankruptcy or default of TXU Corp. or TXU Corp. affiliates, including bad debt expense, or expenses associated with the expiration or cancellation of tax and interest reimbursement agreements presently in effect. This provision supplements the commitment reflected in paragraph (22).

(31)

During any period that any two of the Standard & Poor’s, Moody’s, or Fitch rating agencies rate Oncor as an entity at below investment grade,[2] TEF will cause TXU Energy Retail within 15 days to post a letter of credit in favor of Oncor in the amount of $170 million to secure TXU Energy Retail’s payment obligations to Oncor. The parties agree that TXU Energy Retail may withdraw the letter of credit at such time as two of the three ratings agencies rate Oncor as investment grade or at such time as TXU Energy Retail and Oncor cease to be affiliated with one another. The cost of any letter of credit required under this provision will not be reflected in Oncor’s rates.

[2]	Ratings are below investment grade if they fall below the following ratings: Fitch’s BBB- rating, Standard and Poor’s BBB- rating, or Moody’s Baa3 rating.

(32)	For an individual to qualify as an independent director of Oncor, such individual must be independent of each of Oncor, TEF, TXU Corp. and TXU Corp. affiliates, KKR, TPG, Goldman Sachs, Lehman Brothers, Morgan Stanley, Citigroup, J.P. Morgan, and CSFB in accordance with the applicable criteria set forth in the NYSE Manual for independent directors of NYSE listed companies. This provision supplements the commitment reflected in paragraph (12). After such time as any of Lehman Brothers, Morgan Stanley, Citigroup, J.P. Morgan, or CSFB has sold all of the debt it underwrote to finance the Transaction, then any such entity that has sold all of the debt it underwrote to finance the Transaction shall be deemed removed from the list of entities from which an individual must be independent in order to qualify as an independent director of Oncor in this paragraph (32).

(33)	The currently contemplated sale of a minority interest in Oncor, to the extent that such sale occurs, will be made to a party that is not otherwise affiliated with, and is independent from, TXU Corp., KKR, TPG, and Goldman Sachs. Oncor may dividend the net proceeds from the sales of minority interests in Oncor to its member without regard to the provisions of paragraph (23).

(34)	Oncor’s Board cannot be overruled by the Board of TXU Corp. or any of its subsidiaries on dividend policy, debt issuance, capital expenditures, management and service fees, and appointment or removal of Board members, provided that such actions may also require the additional approval of Oncor Electric Delivery Holdings’ Board. This provision supplements the commitment reflected in paragraph (16).

(35)

Within 45 days after the Commission dismisses P.U.C. Docket No. 34040, Oncor will provide a one-time credit of $72 million to REPs to be paid or directly credited to its retail customers. The one-time credit shall be allocated and refunded as reflected on Exhibit B to this Stipulation. Oncor will notify all Retail Electric Providers (REPs) in its service area that the credit will be available only to those REPs that within 15 days of receiving the notice agree in writing to: (1) pay or otherwise directly credit the one-time credit in full to retail customers by customer class within 35 days of receipt of the credit from Oncor, and (2) file a report with the Commission within 60 days of receipt of the credit from Oncor listing the amounts the REP credited to customers by customer class. To the extent that certain REPs do not participate in the rate credit, Oncor will reallocate in the same proportions the remaining portion of the $72 million rate credit to the REPs participating in the rate credit so that the full $72 million rate credit is received by participating REPs and paid or directly credited to retail customers. Credit amounts that are unclaimed by non-industrial customers after the initial REP allocation and reallocation, such as credits related to retail customers who cannot be readily located, will be directed to that REP’s bill payment assistance programs and accounted for in the report required to be filed by the REP with the Commission. This $72 million one-time credit to retail customers shall count as a reduction to net income in the calculation of net income for dividend payment purposes described in paragraph (23). TEF will ensure that TXU Energy Retail passes the entire rate credit that it receives directly through to its retail customers. The parties agree that the one-time rate credit will not be recovered by Oncor in any future proceedings, and further agree that they will not argue that the rate credit is any precedent or support for a rate reduction in the 2008 rate case or any future rate proceeding. The Signatories will request the Commission to dismiss P.U.C. Docket No. 34040, Commission Staff’s Petition for Review of the Rates of TXU Electric Delivery Company, and Oncor will agree to file a system-wide rate case no later than July 1, 2008 based on a test-year ended December 31, 2007.

(36)	Oncor’s debt will be limited so that its debt-to-equity ratio is at or below the assumed debt-to-equity ratio established from time to time by the Commission for ratemaking purposes, which is currently set at 60% debt to 40% equity. The Commission has authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. The purposes to be conducted or promoted by Oncor are those of an electric transmission and distribution company, including owning and operating equipment or facilities to transmit and distribute electricity, and to engage in any other activities related or incidental thereto or in anticipation thereof. Oncor will agree to cap its cost of debt for the 2008 rate case at pre-Transaction levels. In addition, Oncor will agree that its cost of debt in future rate proceedings initiated prior to December 31, 2012 will be based on the then-current cost of debt for electric utilities which have the same investment grade ratings, as established by the Standard & Poor’s, Moody’s and Fitch rating agencies, at the time of such proceedings as Oncor’s ratings as of October 1, 2007. This provision supplements the commitment reflected in paragraph (5).

(37)	If, at any time from the date of closing of the Transaction through December 31, 2012, Oncor’s entity rating is not maintained as investment grade by Standard & Poor’s, Moody’s, or Fitch credit rating agencies, Oncor will not use its below investment grade ratings to justify an argument in favor of a higher regulatory ROE. This provision supplements the commitment reflected in paragraph (5).

(38)	TEF and Oncor will not include goodwill from the acquisition in the calculation of the Debt-to-Equity Ratio commitment to justify increased debt at Oncor. Write-downs or write-offs of goodwill will not be included in the calculation of net income for dividend payment purposes. This provision supplements the commitment reflected in paragraph (5).

(39)	Oncor will not seek to recover Transaction goodwill or any expense associated with the impairment of goodwill in its rates. This provision supplements the commitment reflected in paragraph (19).

(40)	Oncor will not seek to include costs related to the Transaction in its rates. This provision supplements the commitment reflected in paragraph (18).

(41)	Oncor will not seek recovery in rates of any portion of the $200 million TEF DSM/Energy Efficiency commitment. This provision supplements the commitment reflected in paragraph (7).

(42)	TEF will spend $100 million of the additional $200 million DSM/Energy Efficiency commitment reflected in paragraph (7) at Oncor.

(a)	From January 1, 2008 through December 31, 2012, Oncor shall spend $100 million of DSM/Energy Efficiency commitment as follows:

i.	Oncor shall spend $16 million for low income customer programs which will be conducted in a manner consistent with P.U.C. energy efficiency rules. To do so, Oncor will negotiate and execute a contract with the Texas Association of Community Action Agencies (TACAA) to administer $3.2 million annually (for calendar years 2008 through 2012) for weatherization assistance services through local contracts with governmental and nonprofit agencies that will augment resources from the federal weatherization assistance program. Oncor will use its best efforts to have this agreement in place within 30 days of the final Order in Docket No. 34077. The contract with TACAA must contain reporting provisions to ensure that the funds are spent efficiently on effective weatherization programs, and provisions that ensure that TACAA makes reasonable progress toward spending the total $16 million over five years. TACAA must also agree that these additional weatherization funds will be spread equitably across the entire Oncor service area, including through community action agencies that are not members of TACAA. For this $16 million for low income customer programs, Oncor shall provide the Commission accurate annual reporting of revenues spent, the reduction in demand, and energy savings by customer class.

ii.	After accounting for the low income customers’ share of the $100 million to be spent by Oncor, Oncor shall spend the remaining $84 million for the benefit of industrial, commercial, residential and municipal, state, and other governmental customers. Oncor will spend the remaining $84 million for DSM/Energy Efficiency in a manner consistent with P.U.C. energy efficiency rules, except that (A) up to $8.4 million of the remaining $84 million need not meet the cost effectiveness standards set out in such rules; and (B) program cost effectiveness will be measured over the life of the energy efficiency measure, provided that there will be realized savings in a three year period. For purposes of this Stipulation only, all end-use customers, including industrial, municipal, state and other governmental customers, will be considered “eligible customers.” Oncor shall provide the Commission accurate annual reporting of revenues spent, the reduction in demand, and energy savings by customer class.

iii.	The $100 million DSM/Energy Efficiency spending described here shall be in addition to amounts Oncor is required to spend under PURA § 39.905, other legislation, or its preexisting obligations, including those related to Docket Nos. 32103 and 34630. Energy savings achieved through the expenditure of this $100 million shall not count toward meeting or exceeding requirements of PURA § 39.905, related substantive rules, or for purposes of calculating bonuses.

iv.	If the $100 million to be expended by Oncor for DSM/Energy Efficiency is funded by Oncor, including through the sale or transfer of Oncor’s assets, the portion of the $100 million spent in any calendar year shall be included in the calculation of net income for dividend payment purposes, as described in paragraph (23), but shall not be recognized as an expense for purposes of calculating Oncor’s rate of return as reported on any Commission-required filing or in support of any future Oncor rate increase.

(b)	The other $100 million that TEF has committed to spend on DSM/Energy Efficiency will be funded and spent by TEF affiliates other than Oncor for the benefit of industrial, commercial, residential and municipal, state, and other governmental customers from January 1, 2008 through December 31, 2012.

(c)	These provisions supplement the commitment reflected in paragraph (7).

(43)	Any corporate support services provided by an affiliate shall be acquired by Oncor at cost, but this provision shall not serve as a precedent or factor for determining the validity of any affiliate expense in future rate cases. Parties in future rate cases may challenge requested affiliate expenses for compliance with PURA § 36.058. The Commission can audit compliance with this provision consistent with existing substantive rules. Further, in the 2008 rate case, Oncor will not request affiliate expenses relating to corporate support services in an amount that exceeds the amount included in its Docket No. 34040 request. Nothing in this Stipulation shall be considered precedent as to whether CGE expenses are to be considered affiliate expenses. By agreeing to this provision, parties do not waive their rights to take the position that CGE is an affiliate of Oncor in the 2008 rate case and any future rate proceedings.

(44)	Oncor shall make minimum capital expenditures equal to a budget of $3.6 billion over the five-year period beginning January 1, 2008, and ending December 31, 2012, subject to the following adjustments to the extent reported to the Commission in Oncor’s quarterly earnings monitor report: Oncor may reduce capital spending due to conditions not under Oncor’s control, including, without limitation, siting delays, cancellations of projects by third-parties, or weaker than expected economic conditions. The $3.6 billion budget does not include transmission projects to be constructed by Oncor as a result of the Commission’s decision in its Docket No. 33672, Commission Staff’s Petition for Designation of Competitive Renewable Energy Zones. This paragraph modifies the commitment reflected in paragraphs (6) and (17).

(45)	The capital expenditures contained in paragraph (44) shall be made solely to support the traditional Oncor system.

(46)

From January 1, 2008 until December 31, 2012, Oncor will agree to the following system SAIDI and SAIFI Performance Standards, and Worst Performing Feeder Standards, including a total annual rebate payment ceiling of $2 million. The metrics for these standards were the subject of proposed legislation in the most recent legislative session; therefore in the event the metrics are changed in subsequent legislative sessions, the Signatories agree that Oncor shall have the right to file an application to conform the metrics referenced herein to the new metrics established in subsequent legislation.

(a)	General Provisions

i.	The reliability standards contained herein are intended to be consistent with P.U.C. Subst. R. 25.52 - Reliability and Continuity of Service.

ii.	Reporting periods for these reliability standards are intended to be consistent with P.U.C. Subst. R. 25.81 - Service Quality Reports, and will coincide with the reporting periods in the Oncor Electric System Service Quality Reports to the Commission. Annual evaluations will be for calendar years.

iii.	The initial reporting period for purposes of the rebates provided herein will be the year 2008.

iv.	Reliability indices are calculated for “forced interruptions” as defined by P.U.C. Subst. R. 25.52.

(b)	Reliability Indices

The following reliability standards use the System Average Interruption Frequency Index (“SAIFI”) and System Average Interruption Duration Index (“SAIDI”). The distribution feeder standards will be established for distribution feeders with 10 or more customers.

i.	10 Percent Worst Distribution Feeder Performance Standards

No distribution feeder will sustain a SAIFI or SAIDI value for a reporting period that is among the highest (worst) 10 percent of the feeders for any two consecutive reporting periods.

ii.	300 Percent Greater than System Average Distribution Feeder Performance Standards

No distribution feeder will sustain a SAIFI or SAIDI value for a reporting period that is more than 300 percent greater than the system average of all feeders for any two consecutive reporting periods.

iii.	System-Wide Standards

Oncor will not exceed the system-wide SAIFI or SAIDI standard by more than 5.0 percent beginning in 2008. The system-wide standards are the average SAIFI and the average SAIDI for 1998, 1999, and 2000.

(c)	Maximum Amount of Rebates and Rebate Priorities

i.	The rebates for violations of the reliability standards will not exceed a total of $2 million in a calendar year.

ii.	The rebates will be credited to customers based upon the following priorities:

1.	10 Percent Worst Distribution Feeder Performance Standards

2.	300 Percent Greater than System Average Distribution Feeder Performance Standards

3.	System-Wide Standards

To the extent that the $2 million rebate cap is reached, the rebate money will be prorated to customers in the last group, under subsections (c)(ii)(1), (c)(ii)(2) and (c)(ii)(3) above, eligible for rebates. Customers in higher priority groups will receive full rebates.

(d)	Determination of Rebates

i.	10 Percent Worst Distribution Feeder Performance Standards

1.	A rebate of $20 will be made to each customer on all feeders violating one of the 10 Percent Worst Distribution Feeder Performance Standards. A separate rebate will be made for each violated standard (SAIFI or SAIDI) such that a customer on a feeder violating both standards would be credited $40.

2.	If Oncor has no distribution feeder that violates one of the 10 Percent Worst Distribution Feeder Performance Standards for a reporting period, the total amount of money for rebates will be reduced 10 percent ($200,000) for the standard achieved. This reduction of money for rebates will decrease the total amount of rebates available for a calendar year for violations of any of the remaining standards. The amount of reduction will be 20 percent ($400,000) if both standards are achieved.

ii.	300 Percent Greater than System Average Distribution Feeder Performance Standards

1.	A service reliability credit of $50 will be made to each customer on all feeders violating either standard. A separate credit will be made for each standard violated (SAIFI or SAIDI) such that a customer on a feeder violating both standards would be credited $100.

2.	If Oncor has no distribution feeder that violates a 300 Percent Greater than System Average Distribution Feeder Performance

Standard for a reporting period, the total amount of money for rebates will be reduced 10 percent ($200,000) for the standard achieved. The amount of reduction will be 20 percent ($400,000) if both standards are achieved. This reduction of money for rebates will decrease the total amount of rebates available for a calendar year for violations of any remaining 300 Percent Greater than Average Distribution Feeder Performance Standard, or the System-Wide Standards, but not the 10 Percent Worst Distribution Feeder Performance Standards.

iii.	System-Wide Standards

1.	If the SAIFI or SAIDI System-Wide Standard is violated, Oncor will distribute the total rebate on a per capita basis among all distribution customers.

2.	SAIFI: The total rebate will be the numerical difference between the actual and the allowable SAIFI values multiplied by $1 million, up to a maximum of one-half of the total amount of money available for rebates for violations of the System-Wide Standards.

3.	SAIDI: The total rebate will be the numerical difference between the actual and the allowable SAIDI values multiplied by $10,000, up to a maximum of one-half of the total amount of money available for rebates for violations of the System-Wide Standards.

iv.	Payment

Oncor will make rebates to the current customer at the affected consuming facility by June 1 of the year following the reporting period.

v.	Term of Standards

1.	The electric reliability standards established under this Stipulation will remain in effect from January 1, 2008 through December 31, 2012.

(e)	Any interested person will have the right to petition the Commission to revise the commitments in this paragraph (46). In the event the Commission’s service reliability rule, P.U.C. SUBST. R. 25.52, is amended, such amendments will automatically be incorporated in these reliability commitments. Additionally, the signatories agree that they will revisit these standards and penalties in the future in the context of any performance-based ratemaking plans or rules for Oncor and/or the electric industry.

(f)	Within 45 days of the date of the Order in Docket No. 34077, Oncor shall file with the Commission a compliance plan with an agreement to pass through service quality credits similar in form to Phase Two of the plan and the agreement adopted in Project No. 30848, Compliance Filings by Texas-New Mexico Power Company from the Order in Docket No. 30172.

(47)	From January 1, 2008 until December 31, 2012, to the extent not inconsistent with existing agreements with Cities, Oncor agrees to annual street light performance standards as follows:

(a)	Routine repairs (bulbs, photocells, ballasts) - 90% complete in 5 calendar days;

(b)	Circuit repairs (overhead/underground cable repairs) - 80% complete in 15 calendar days;

(c)	Knockdowns (not repairs, require the replacement of the entire light) - 80% complete in 30 calendar days

These metrics will be exempt from force majeure events, including, but not limited to, major storms, cities whose ordinances or approvals impact Oncor's ability to meet these metrics, and mutual assistance to other utilities. Examples of qualifying City ordinances include - lane closures, pre-determined work schedules, and noise ordinances. All non-standard lights, such as antique or historical lights are exempt from this requirement since they are not readily available in Oncor’s stock or from the manufacturer. Oncor agrees to a maximum payment of $1 million per year if the standards are not achieved, to be paid to the customers affected as contained in a plan filed by Oncor with the Commission for approval. Oncor shall file such a plan within 60 days of the date of the final order in Docket No. 34077. Notwithstanding this agreement, this issue may be addressed in subsequent rate proceedings.

(48)	From January 1, 2008 until December 31, 2012, Oncor will agree to the Customer Service metric proposed by Cities Witness Norwood (annual average response time for customer calls to Oncor’s telephone call center shall not exceed 60 seconds), with a total payment not to exceed $2 million per calendar year, to be paid in accordance with a plan filed by Oncor with the Commission for approval. Oncor shall file such a plan within 60 days of the date of the final order in Docket No. 34077.

(49)	Oncor will file its advanced metering deployment plan with the Commission before July 1, 2008; provided, however, that should the Commission take action to materially alter the existing requirements for advanced metering deployment, Oncor reserves its rights to delay the filing for a reasonable time as may be necessary to address any such requirements. The advanced meters deployed will support DSM programs to the extent required by the Commission’s rules.

(50)	TEF, Oncor, TXU Corp. and its subsidiaries, and any legislative advocacy group to which any of the parties are members, and the other Signatories will agree not to pursue, support or propose legislation that would change or abrogate any of the terms of this Stipulation except that this Stipulation is not intended to impair the ability of the Staff, OPC or the State to communicate with or respond to a request of a member of the Texas Legislature; provided that if legislation discussed in paragraph (46) is considered in future sessions, Oncor reserves the right to participate in that legislative process.

(51)	Oncor will comply with the commitments identified in the direct and rebuttal testimonies of Frederick M. Goltz and Robert S. Shapard (“the “Oncor Commitments”), which are reflected in paragraphs (1) through (22) and as replaced or supplemented as described herein. Oncor will make annual reports to the Commission regarding its compliance with the Oncor Commitments.

(52)	Oncor will agree to make an exception to the standard transformer loss adjustment of 0.8% for high-voltage customers that are metered on the low side of the transformer, provided that the customer can provide third-party verification of the actual loss level.

(53)	Oncor will propose and support a cost-based retail transformation tariff applicable to industrial customers in its 2008 rate filing. Parties are free to take any position with respect to the proposed tariff.

II.

The Signatories agree that consideration of the following issues identified in the Preliminary Order in this proceeding is not necessary to a public interest definition given the type of transaction involved in this docket, which does not involve the sale of the utility’s assets or a merger of operating utilities:

a.	The reasonable value of the property, facilities, or securities to be acquired, disposed of, merged, transferred, or consolidated (Preliminary Order Issue No. 1, at 3).

b.	Will the public utility receive consideration equal to the reasonable value of the assets when it sells, leases, or transfers assets? (Preliminary Order Issue No. 1, at 5).

III.

The Signatories stipulate to the facts contained in the attached Proposed Order. Signatories agree to participate in this proceeding and actively urge the Commission to approve the Stipulation and an order consistent with the attached Proposed Order. Furthermore, if the Stipulation is approved, the Signatories will seek the dismissal of Docket No. 34040, Commission Staff’s Petition for Review of the Rates of TXU Electric Delivery Company.

IV.

This Stipulation has been drafted by all Signatories and is the result of negotiation, compromise, settlement and accommodation. The Signatories agree that this settlement is in the public interest. The Signatories agree that the terms and conditions herein are independent. The various provisions of this Stipulation are not severable. None of the provisions of this Stipulation shall become fully operative unless the Commission shall have entered a final order approving this Stipulation. If the Commission issues a final order inconsistent with the terms of this Stipulation, the Signatories agree that any Signatory adversely affected by that material alteration has the right to withdraw from this Stipulation thereby becoming released from its obligations arising hereunder, and to proceed as otherwise permitted by law to exercise all rights available under the law. The right to withdraw must be exercised by providing the other Signatories written notice within twenty (20) calendar days of the date the Commission files the order acting on this Agreement. Failure to provide such notice within the specified time-period shall constitute a waiver of the right to withdraw and acceptance of the changes to this Stipulation made by the Commission.

V.

This Stipulation is binding on each of the Signatories only for the purpose of settling the issues as set forth herein in this jurisdiction and for no other purposes. The matters resolved herein are resolved on the basis of a compromise and settlement. Except to the extent that this Stipulation expressly governs a Signatory’s rights and obligations for future periods, this Stipulation shall not be binding or precedential on a Signatory outside of this proceeding except for a proceeding to enforce the terms of this Stipulation. The Signatories agree that a Signatory’s support of the resolution of this docket in accordance with this Stipulation may differ from its position or testimony regarding contested issues of law, policy, or fact in other proceedings before the Commission or other forum. Because this is a Stipulation, a Signatory is under no obligation to take the same position as set out in this Stipulation in other proceedings not referenced in this Stipulation whether those dockets present the same or a different set of circumstances. A Signatory’s agreement to entry of a final order of the Commission consistent with this Stipulation should not be regarded as an agreement to the appropriateness or correctness of any assumptions, methodology, or legal or regulatory principle that may have been employed in reaching this Stipulation.

VI.

This Agreement contains the entire agreement between the Signatories. Moreover, this Agreement supersedes all other written and oral exchanges or negotiations among the Signatories or their representatives with regard to the subjects contained herein.

VII.

Each person executing this Stipulation represents that he or she is authorized to sign this Stipulation on behalf of the party represented. Facsimile copies of signatures are valid for purposes of evidencing this Stipulation, and this Stipulation may be executed in multiple counterparts.

VIII.

Oncor will provide notice of this Stipulation and this proceeding to all parties in Docket Nos. 34077 and 34040.

WHEREFORE, PREMISES CONSIDERED, the Signatories respectfully pray this Honorable Commission to enter an order as set forth in Exhibit A granting the relief requested in this Stipulation and to grant them such additional relief not inconsistent therewith to which they are entitled.

STIPULATED AND AGREED TO AS OF OCTOBER 24, 2007, AND RESPECTFULLY SUBMITTED:

By:	/s/ Michael J. Tomsu
VINSON & ELKINS L.L.P.
Michael J. Tomsu
Texas Bar No. 20125875
Michael D. Marin
Texas Bar No. 00791174
The Terrace 7
2801 Via Fortuna, Suite 100
Austin, TX 78746
Tel: (512) 542-8400
Fax: (512) 542-8612

John C. Wander
Texas Bar No. 00791877
Elizabeth C. Brandon
Texas Bar No. 24049580
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, TX 75201-2975
Tel: (214) 220-7770
Fax: (214) 999-7770

HUNTON & WILLIAMS
Richard L. Adams
Texas Bar No. 00874950
Jo Ann Biggs
State Bar No. 02312400
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Tel. (214) 979-3000
Fax. (214) 979-3901

ATTORNEYS FOR TEXAS ENERGY FUTURE
HOLDINGS LIMITED PARTNERSHIP

By:	/s/ Matthew C. Henry
HUNTON & WILLIAMS
Matthew C. Henry
Texas Bar No. 00790870
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Tel. (214) 979-3000
Fax. (214) 979-3901

Howard V. Fisher
State Bar No. 07051500
Oncor Electric Delivery Company
1601 Bryan Street, 23rd Floor
Dallas, Texas 75201
214.486.3026 Office
214.486.3221 Fax

ATTORNEYS FOR ONCOR ELECTRIC DELIVERY COMPANY

TEXAS INDUSTRIAL ELECTRIC
CONSUMERS

By:
ANDREWS KURTH LLP
Jonathan Day
State Bar No. 05610000
Lino Mendiola
State Bar No. 00791248
Tammy Cooper
State Bar No. 00796401
111 Congress Avenue, Suite 1700
Austin, Texas 78701
Telephone: (512) 320-9200
Fax: (512) 320-9292

By:
HUNTON & WILLIAMS
Matthew C. Henry
Texas Bar No. 00790870
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Tel. (214) 979-3000
Fax. (214) 979-3901

Howard V. Fisher
State Bar No. 07051500
Oncor Electric Delivery Company
1601 Bryan Street, 23rd Floor
Dallas, Texas 75201
214.486.3026 Office
214.486.3221 Fax

ATTORNEYS FOR ONCOR ELECTRIC DELIVERY COMPANY

TEXAS INDUSTRIAL ELECTRIC
CONSUMERS

By:	/s/ Lino Mendiola
ANDREWS KURTH LLP
Jonathan Day
State Bar No. 05610000
Lino Mendiola
State Bar No. 00791248
Tammy Cooper
State Bar No. 00796401
111 Congress Avenue, Suite 1700
Austin, Texas 78701
Telephone: (512) 320-9200
Fax: (512) 320-9292

STEERING COMMITTEE OF CITIES SERVED BY ONCOR

By:	/s/ Thomas L. Brocato
LLOYD GOSSELINK BLEVINS
ROCHELLE & TOWNSEND, P.C.
Geoffrey Gay
State Bar No. 07774300
Thomas L. Brocato
State Bar No. 03039030
Kristen Pauling Doyle
State Bar No. 00797225
816 Congress Avenue, Suite 1900
Austin, Texas 78701
Telephone: (512) 322-5800
Fax: (512) 472-0532

The Office of Public Utility Counsel does not agree to Paragraph (53) regarding a proposal for a transformation tariff, but otherwise agrees to the terms of the Stipulation.

OFFICE OF PUBLIC UTILITY COUNSEL

By:
Suzi Ray McClellan
Public Counsel
State Bar No. 16607620
James K. Rourke, Jr.
Assistant Public Counsel
State Bar No. 17323700
1701 N. Congress Avenue, Suite 9-180
P.O. Box 12397
Austin, Texas 78711-2397
Telephone: (512) 936-7500
Fax: (512) 936-7525

STEERING COMMITTEE OF CITIES SERVED BY ONCOR

By:
LLOYD GOSSELINK BLEVINS
ROCHELLE & TOWNSEND, P.C.
Geoffrey Gay
State Bar No. 07774300
Thomas L. Brocato
State Bar No. 03039030
Kristen Pauling Doyle
State Bar No. 00797225
816 Congress Avenue, Suite 1900
Austin, Texas 78701
Telephone: (512) 322-5800
Fax: (512) 472-0532

The Office of Public Utility Counsel does not agree to Paragraph (53) regarding a proposal for a transformation tariff, but otherwise agrees to the terms of the Stipulation.

OFFICE OF PUBLIC UTILITY COUNSEL

By:	/s/ James K. Rourke, Jr.
Suzi Ray McClellan
Public Counsel
State Bar No. 16607620
James K. Rourke, Jr.
Assistant Public Counsel
State Bar No. 17323700
1701 N. Congress Avenue, Suite 9-180
P.O. Box 12397
Austin, Texas 78711-2397
Telephone: (512) 936-7500
Fax: (512) 936-7525

STAFF OF THE PUBLIC UTILITY
COMMISSION OF TEXAS

Thomas S. Hunter
Division Director
Legal Division

Keith Rogas
Deputy Division Director
Legal Division

/s/ Paul A. Curtis
Paul A. Curtis
Senior Attorney – Legal Division
State Bar No. 24047627
Public Utility Commission of Texas
1701 N. Congress Avenue
P.O. Box 13326
Austin, Texas 78711-3326
Telephone: (512) 936-7297
Facsimile: (512) 936-7268

STATE OF TEXAS

GREG ABBOTT
Attorney General of Texas

KENT C. SULLIVAN
First Assistant Attorney General

DAVID S. MORALES
Deputy Attorney General for Civil Litigation

PAUL D. CARMONA
Chief, Consumer Protection and Public Health Division

MARION TAYLOR DREW
Public Agency Representation Section Chief

By:	/s/ Susan M. Kelley
Bryan L. Baker
State Bar No. 00790256
Susan Kelley
State Bar No. 11205700
Assistant Attorneys General
Office of the Attorney General
P.O. Box 12548
Austin, Texas 78711
Voice: (512) 475-4171
Fax: (512) 322-9114
E-mail: bryan.baker@oag.state.tx.us
susan.kelley@oag.state.tx.us

TEXAS STATE ASSOCIATION
OF ELECTRICAL WORKERS

By:	/s/ Richard Levy
DEATS, DURST, OWEN & LEVY, P.L.L.C.
Richard Levy
State Bar No. 12268650
Philip Durst
State Bar No. 06287850
Elaine F. Edwards
State Bar No. 34049829
1204 San Antonio Street, Suite 203
Austin, Texas 78701
Telephone: (512) 474-6200
Fax: (512) 474-7896

TEXAS LEGAL SERVICES CENTER

By:	/s/ Neish A. Carroll
Randall Chapman, Bar No. 04129800
Neish A. Carroll, Bar No. 00795282
Texas Legal Services Center
815 Brazos, Suite 1100
Austin, Texas 78701
Telephone: (512) 477-6000
Facsimile: (512) 477-6576

TEXAS RATEPAYERS’ ORGANIZATION TO SAVE ENERGY

By:	/s/ Carol J. Biedrzycki
Carol J. Biedrzycki, Executive Director
Texas Ratepayers’ Organization to Save Energy
815 Brazos, Ste. 1100
Austin, Texas 78701
Telephone: (512) 472-52330
Facsimile: (512) 472-5310

PUC DOCKET NO. 34077

JOINT REPORT AND APPLICATION	§	BEFORE THE
OF ONCOR ELECTRIC DELIVERY	§
COMPANY AND TEXAS ENERGY	§	PUBLIC UTILITY COMMISSION
FUTURE HOLDINGS LIMITED	§
PARTNERSHIP PURSUANT TO	§	OF TEXAS
PURA § 14.101	§

ORDER

This Order approves the Joint Report and Application filed by Texas Energy Future Holdings Limited Partnership (“TEF”) and Oncor Electric Delivery Company (“Oncor”) pursuant to PURA § 14.101 requesting a public interest finding on the merger of TEF with Oncor’s parent, TXU Corp. (“Transaction”). The docket was processed in accordance with the applicable statutes and Commission rules by an Administrative Law Judge (ALJ). Several parties entered into a non-unanimous Stipulation (“Stipulation”).3 The remaining parties [requested a hearing on the Stipulation]. This Order is consistent with the Stipulation. The Commission concludes that adoption of the Stipulation is reasonable and that the Transaction is in the public interest. The Stipulation ensures that the matters addressed therein are resolved without the need for lengthy and costly litigation.

I. Findings of Fact

Procedural History

1.	On April 25, 2007, TEF and Oncor filed their Joint Report and Application of Oncor Electric Delivery Company and Texas Energy Future Holdings Limited Partnership Pursuant to Public Utility Regulatory Act Section 14.101 in this proceeding requesting a determination that the Transaction as it relates to Oncor is consistent with the standards set out in PURA § 14.101(b).

2.	The following parties intervened in this proceeding: AARP, Alliance for Retail Markets, Alliance of TXU/Oncor Customers, Chaparral Steel Company, Cities Served by Oncor

[3]	Signatories to the Stipulation include: TEF; Oncor; Commission Staff; the Office of Public Utility Counsel (“OPC”); Texas Industrial Energy Consumers (“TIEC”); the Cities Served by Oncor Electric Delivery (“Cities”); the Texas State Association of Electrical Workers (“IBEW”); the State of Texas; Texas Ratepayers Organization to Save Energy (“Texas ROSE”); and Texas Legal Services Center (“TLSC”).

Electric Delivery Company, Nucor Steel, Office of Public Utility Counsel, Office of the Attorney General, Reliant Energy Retail Services LLC, Sharyland Utilities LP, TEX-LA Electric Cooperative of Texas Inc., Texas Industrial Energy Consumers, Texas Legal Services Center & Texas Ratepayers’ Organization to Save Energy, and Texas State Association of Electrical Workers.

3.	On October 5, 2007 Signatories (Oncor, Staff, OPC, Cities, TIEC, IBEW, and the State of Texas) filed a Notice of Settlement. Oncor provided notice of the settlement to all parties in this docket. On October 10, 2007, the Transaction closed. On October 24, 2007, the Stipulation was executed.

4.	The hearing on the merits was convened on . At that time, the following items were admitted into evidence:

a.	Direct Testimony of Robert S. Shapard (Oncor Ex. )

b.	Direct Testimony of Brenda Pulis (Oncor Ex. )

c.	Direct Testimony of John M. Casey (Oncor Ex. )

d.	Direct Testimony of Richard C. Hays (Oncor Ex. )

e.	Direct Testimony of Frederick M. Goltz (TEF Ex. )

f.	Direct Testimony of Steve M. Fetter (TEF Ex. )

g.	Direct Testimony of William E. Avera (TEF Ex. )

h.	Rebuttal Testimony of Frederick M. Goltz (TEF Ex. )

i.	Rebuttal Testimony of William E. Avera, PH.D., (TEF Ex. )

j.	Rebuttal Testimony of Steven L. Schwarcz, (TEF Ex. )

k.	Rebuttal Testimony of Steven M. Fetter (TEF Ex. )

l.	Rebuttal Testimony of Robert S. Shapard (Oncor Ex. )

m.	Rebuttal Testimony of Brenda J. Pulis (Oncor Ex. )

n.	Direct Testimony of Carol Szerszen (OPC Ex. )

o.	Direct Testimony of Scott Norwood (Cities Ex. )

p.	Direct Testimony of Mark T. Williams (Cities and TIEC Ex. )

q.	Direct Testimony of Clarence Johnson (OPC Ex. )

r.	Direct Testimony of Dr. Dennis W. Goins (Nucor Ex. ) (except for certain portions that were stricken by the Administrative Law Judge)

s.	Direct Testimony of Jeffrey Pollock (TIEC Ex. ) (except for certain portions that were stricken by the Administrative Law Judge)

t.	Direct Testimony in Support of Stipulation of T. Brian Almon, P.E. (P.U.C Legal Ex. )

u.	Workpapers of T. Brian Almon, P.E. (P.U.C Legal Ex. )

v.	Direct Testimony in Support of Stipulation of Darryl Tietjen (P.U.C Legal Ex. )

w.	Direct Testimony in Support of Stipulation of Frederick M. Goltz (TEF Ex. )

x.	Direct Testimony in Support of Stipulation of William E. Avera (TEF Ex. )

y.	Direct Testimony in Support of Stipulation of Robert S. Shapard (Oncor Ex. )

No other parties offered testimony or other evidence.

5.	All parties [except ] waived cross-examination at the hearing.

Notice

6.	Notice of the Transaction and the proceedings in this docket was provided by first class mail to: (1) all municipalities in Oncor’s service area; (2) all entities listed in the Commission’s transmission matrix in Docket No. 33550, Commission Staff’s Application to Set 2007 Wholesale Transmission Service Rates for the Electric Reliability Council of Texas; (3) all electric cooperatives and municipally-owned utilities with dually certified areas with Oncor; (4) all REPs currently certificated by this Commission; and (5) all authorized representatives for parties in Docket No. 22350, Application of TXU Electric Company for Approval of Unbundled Cost of Service Rate pursuant to PURA § 39.201 and Commission Substantive Rule 25.344. Further notice of this docket was provided by publication of an approved notice in local newspapers of general circulation in Oncor’s service territory once a week for two consecutive weeks in accordance with P.U.C. PROC. R. 22.55.

7.	Notice of the Stipulation was provided to all parties in this proceeding and in Docket No. 34040, Commission Staff’s Petition for Review of the Rates of TXU Electric Delivery Company.

Description of the Parties to the Transaction

8.

Oncor is a Delaware limited liability company and is a direct wholly-owned subsidiary of TXU Corp. Oncor is an electric distribution and transmission utility that delivers power pursuant to rates approved by municipalities in which it provides service that have retained original jurisdiction and by the Commission. Oncor operates more than 115,000 miles of distribution and transmission lines within the Electric Reliability Council of Texas (“ERCOT”) region of Texas. Oncor also provides limited open access wholesale transmission service under tariffs on file with the Federal Energy Regulatory Commission (“FERC”) for certain transactions that are subject to the jurisdiction of the FERC under Sections 210, 211, and 212 of the Federal Power Act.

9.	TEF is a Delaware limited partnership formed for the purpose of effectuating the Transaction. TEF is not a public utility. TEF is controlled by its sole general partner, Texas Energy Future Capital Holdings LLC, and is owned by its sole general partner and its limited partners. Upon consummation of the Transaction, which became effective on October 10, 2007, TEF became the owner of all or substantially all of the outstanding common shares of TXU Corp.

10.

Pursuant to the Merger Agreement governing the Transaction, Texas Energy Future Merger Sub Corp., a Texas corporation and wholly owned subsidiary of TEF, was merged with and into TXU Corp., with TXU Corp. [4] continuing as the surviving corporation. Upon the closing of the Transaction, each outstanding share of common stock of TXU Corp. was converted into the right to receive $69.25 in cash, without interest and less any applicable withholding taxes. After the closing of the Transaction, TEF now owns all or substantially all of the outstanding shares of TXU Corp., and Oncor remains a direct or indirect wholly-owned subsidiary of TXU Corp.

11.	Because this is a change in ownership of TXU Corp.’s stock, none of Oncor’s assets, franchises, or certificates of convenience and necessity were transferred as a result of the Transaction.

12.	No utility operations were combined or modified as a result of the Transaction.

The Stipulation

13.	TEF and Oncor made numerous commitments in their direct and rebuttal testimonies. Those commitments are included as part of the Stipulation and are listed below:

a.	Name Change Commitment. On or before closing of the Transaction, the name of TXU Electric Delivery Company will be changed to Oncor Electric Delivery Company. Oncor’s logo will be separate and distinct from the logos of the parent,

[4]	As a result of the closing of the Transaction on October 10, TXU Corp. is now named Energy Future Holdings Corp. (“EFH Corp.”). Any current references to TXU Corp. in this Order are to EFH Corp.

TXU Corp., the retail electric provider, which will retain the TXU Energy name (“TXU Energy Retail”), and the power generation company, which we expect to rename with the Luminant Energy brand (“Luminant”). In fact, the name of TXU Electric Delivery Company was changed to Oncor Electric Delivery Company on April 24, 2007. TXU Corp. commits to maintaining a name and logo for Oncor that is separate and distinct from the names of TXU Corp.’s retail electric provider and wholesale generation companies.

b.	Separate Board Commitment. At closing and thereafter, Oncor will have a separate board of directors that will not include any members from the boards of directors of TXU Energy Retail or Luminant. This Finding of Fact is supplemented by Finding of Fact Nos. 14.j and 14.k.

c.	Separate Headquarters Commitment. Within a reasonable transition period after closing of the Transaction, not to exceed six months, Oncor’s headquarters will be located in a separate building from the headquarters and operations of TXU Energy Retail and Luminant.

d.	No Transaction Related Debt at Oncor Commitment. Oncor will not incur, guaranty, or pledge assets in respect of any incremental new debt related to financing the Transaction at the closing or thereafter. Oncor’s financial integrity will be protected from the separate operations of TXU Energy Retail and Luminant. This provision is supplemented by Finding of Fact No. 14.r.

e.	Debt-to-Equity Ratio Commitment. Oncor’s debt will be limited so that its regulatory debt-to-equity ratio (as determined by the Commission) is at or below the assumed debt-to-equity ratio established from time to time by the Commission for ratemaking purposes, which is currently set at 60% debt to 40% equity. For ratemaking purposes, in its scheduled rate cases in 2007 and 2008, Oncor will support a cost of debt that does not exceed Oncor’s actual cost of debt immediately prior to the announcement of the Transaction. This Finding of Fact is supplemented by Finding of Fact Nos. 14.n, 14.o and 14.p.

f.

Capital Expenditure Commitment. Following the closing of the Transaction, Oncor will continue to make capital expenditures consistent with the capital expenditures in Oncor’s business plan. Total capital spending will depend in part on economic and population growth in Texas, as well as permitting and siting outcomes. However, in any event, over the five years following the year in which closing of the Transaction occurs, Oncor will make capital expenditures in connection with its transmission and distribution business in an aggregate amount of more than $3.0 billion. This commitment has been replaced by the provisions of Finding of Fact No. 14.v.

g.	DSM/Energy Efficiency Commitment. Over the five years following the year in which closing occurs, subsidiaries of TXU Corp. will expend an aggregate of at least $200 million on DSM over the amount included by the Commission in Oncor’s rates. This commitment will approximately double the level of spending on DSM currently included in Oncor’s rates. Oncor will not seek to recover in rates any of the $200 million in incremental DSM expenditures. This provision is supplemented by Finding of Fact Nos. 14.s and 14.t.

h.	Service and Safety Commitment. Oncor will support the inclusion of negotiated commitments with appropriate stakeholders regarding reliability, customer service and employee safety in any final order regarding the Transaction issued pursuant to PURA § 14.101. Those negotiated commitments are reflected in Finding of Fact Nos. 14.x, 14.y, and 14.z.

i.	Rate Case Commitment. If, for any reason, the Commission has not initiated a general rate proceeding for Oncor or its predecessor prior to July 1, 2008, Oncor will not later than that date file a general rate case consistent with its currently effective settlement agreement with certain municipalities.

j.	Continued Ownership Commitment. TEF will hold a majority of its ownership interest in Oncor, in the current regulatory system, for a period of more than five years after the closing date of the Transaction.

k.	Holding Company Commitment. A new holding company, Oncor Electric Delivery Holdings, will be formed between TXU Corp. and Oncor.

l.

Independent Board Commitment. Each of Oncor Electric Delivery Holdings and Oncor will have a board of directors comprised of at least nine persons. A majority of the board members of each of Oncor Electric Delivery Holdings and Oncor will qualify as “independent” in all material respects in accordance with the rules and regulations of the New York Stock Exchange (“NYSE”) (which are set forth in Section 303A of the NYSE Listed Company Manual and in Exhibit FMG-2), from TXU Corp. and its subsidiaries (including TXU Energy Retail and Luminant), TPG, and KKR. Consistent with TEF’s commitments, the directors of Oncor and Oncor Electric Delivery Holdings will also not include any members from the boards of directors of TXU Energy Retail or Luminant. This provision is supplemented by Finding of Fact No. 14.j.

m.	Affiliate Asset Transfer Commitment. Neither Oncor Electric Delivery Holdings nor Oncor will transfer any material assets or facilities to any affiliates (other than Oncor Electric Delivery Holdings, Oncor, and their subsidiaries, which are hereinafter referred to as the “Ring-Fenced Entities”), other than such transfer that is on an arm’s length basis consistent with the Commission’s affiliate standards applicable to Oncor, regardless of whether such affiliate standards would apply to the particular transaction.

n.	Arm’s Length Relationship Commitment. Each of the Ring-Fenced Entities will maintain an arm’s length relationship with the TXU Group consistent with the Commission’s affiliate standards applicable to Oncor. This provision is supplemented by Finding of Fact No. 14.u.

o.	Separate Books and Records Commitment. Each of the Ring-Fenced Entities will maintain accurate and appropriate detailed books, financial records and accounts, including checking and other bank accounts, and custodial and other securities safekeeping accounts that are separate and distinct from those of any other entity.

p.	Oncor Board’s Right to Determine Dividends Commitment. The Oncor Board, comprised of a majority of independent directors, will have the sole right to determine dividends. This provision is supplemented by Finding of Fact Nos. 14.a and 14.j.

q.	Capital Expenditures Within Oncor Service Territory Commitment. The $3 billion minimum commitment for Oncor capital expenditures over the five years following the Transaction will be spent within the traditional Oncor system, and that amount does not include any transmission projects to be constructed by Oncor as a result of the Commission’s decision in its Docket No. 33672, Commission Staff’s Petition for Designation of Competitive Renewable Energy Zones. This commitment is replaced by Finding of Fact Nos. 14.v and 14.w.

r.	No Transaction Costs to Oncor Commitment. None of the fees and expenses nor any incremental borrowing costs of TXU Corp. or its subsidiaries related to the Transaction will be borne by Oncor’s customers. This commitment is supplemented in Finding of Fact No. 14.r.

s.	Exclusion of Goodwill Commitment. The calculations for the debt-to-equity ratio commitment will not include goodwill resulting from the Transaction. This commitment is supplemented by Finding of Fact No. 14.q.

t.	No Intercompany Debt Commitment. Oncor will not enter into any inter-company debt transactions with TXU Corp. affiliates following consummation of the Transaction. This commitment is supplemented by Finding of Fact No. 14.d.

u.	No Shared Credit Facilities Commitment. Oncor will not share any credit facility with any unregulated affiliate. This commitment is supplemented by Finding of Fact No. 14.e.

v.	No Recovery of TXU Energy Retail Bad Debt Commitment. So long as TXU Energy Retail is affiliated with Oncor, Oncor will not seek to recover from its customers any costs incurred as a result of a bankruptcy of TXU Energy Retail. This commitment is supplemented by Finding of Fact No. 14.h.

14.	In addition to the commitments made in testimony, the Signatories have also stipulated and agreed to the following:

a.	The Oncor LLC agreement shall, and TEF and Oncor will support a Commission finding to, limit the payment of dividends by Oncor through December 31, 2012, to an amount not to exceed Oncor’s net income (determined in accordance with GAAP) for the period beginning on the date following the closing of the Transaction and ending on December 31, 2012.

b.

Oncor will implement a one-time $35 million write-off in 2007 or 2008, at its discretion either prior to or after the closing of the Transaction, to its storm reserve and a one-time write-off in 2007 or 2008, at its discretion either prior to or after the closing of the Transaction, to the 2002 restructuring expenses held as regulatory assets ($20,927,391.50). These write-off amounts will not be included as a cost item in the 2008 rate case or any other Commission proceeding. Parties reserve the right to challenge claimed expenses included in storm reserve and regulatory assets accounts. These write-offs shall not be included in the calculation of net income for dividend payment purposes, as described in Finding of Fact No. 14.a.

c.	Oncor will file quarterly earnings monitoring reports with the Commission, including information on dividends paid, for a period of five years beginning in January 2008.

d.	Oncor will not lend money to or borrow money from TXU Corp. and TXU Corp. affiliates.

e.	Oncor will not share credit facilities with TXU Corp. and TXU Corp. affiliates.

f.	Oncor’s assets shall not be pledged for any entity other than Oncor.

g.	Oncor, TXU Corp. and TXU Corp. affiliates will provide advance notice of their corporate separateness to lenders on all new debt and will use commercially reasonable efforts to seek an acknowledgment representation of that separateness and non-petition covenants in all new debt instruments, including the debt instruments used in connection with financing the Transaction.

h.	Oncor will not seek recovery in rates of any expenses related to a bankruptcy or default of TXU Corp. or TXU Corp. affiliates, including bad debt expense, or expenses associated with the expiration or cancellation of tax and interest reimbursement agreements presently in effect.

i.

During any period that any two of the Standard & Poor’s, Moody’s, or Fitch rating agencies rate Oncor as an entity at below investment grade,[5] TEF will cause TXU Energy Retail within 15 days to post a letter of credit in favor of Oncor in the amount of $170 million to secure TXU Energy Retail’s payment obligations to Oncor. The parties agree that TXU Energy Retail may withdraw the letter of credit at such time as two of the three ratings agencies rate Oncor as investment grade or at such time as TXU Energy Retail and Oncor cease to be affiliated with one another. The cost of any letter of credit required under this provision will not be reflected in Oncor’s rates.

j.	For an individual to qualify as an independent director of Oncor, such individual must be independent of each of Oncor, TEF, TXU Corp. and TXU Corp. affiliates, KKR,

[5]	Ratings are below investment grade if they fall below the following ratings: Fitch’s BBB- rating, Standard and Poor’s BBB- rating, or Moody’s Baa3 rating.

TPG, Goldman Sachs, Lehman Brothers, Morgan Stanley, Citigroup, J.P. Morgan, and CSFB in accordance with the applicable criteria set forth in the NYSE Manual for independent directors of NYSE listed companies. After such time as any of Lehman Brothers, Morgan Stanley, Citigroup, J.P. Morgan, or CSFB has sold all of the debt it underwrote to finance the Transaction, then any such entity that has sold all of the debt it underwrote to finance the Transaction shall be deemed removed from the list of entities from which an individual must be independent in order to qualify as an independent director of Oncor in this Finding of Fact No. 14.j.

k.	The currently contemplated sale of a minority interest in Oncor, to the extent that such sale occurs, will be made to a party that is not otherwise affiliated with, and is independent from, TXU Corp., KKR, TPG, and Goldman Sachs. Oncor may dividend the net proceeds from the sale of minority interests in Oncor to its member without regard to the provisions of Finding of Fact No. 14.a.

l.	Oncor’s Board cannot be overruled by the Board of TXU Corp. or any of its subsidiaries on dividend policy, debt issuance, capital expenditures, management and service fees, and appointment or removal of Board members, provided that such actions may also require the additional approval of Oncor Electric Delivery Holdings’ Board.

m.

Within 45 days after the Commission dismisses P.U.C. Docket No. 34040, Oncor will provide a one-time credit of $72 million to REPs to be paid or directly credited to its retail customers. Oncor will notify all Retail Electric Providers (REPs) in its service area that the credit will be available only to those REPs that within 15 days of receiving the notice agree in writing to: (1) pay or otherwise directly credit the one-time credit in full to retail customers by customer class within 35 days of receipt of the credit from Oncor, and (2) file a report with the Commission within 60 days of receipt of the credit from Oncor listing the amounts the REP credited to customers by customer class. To the extent that certain REPs do not participate in the rate credit, Oncor will reallocate in the same proportions the remaining portion of the $72 million rate credit to the REPs participating in the rate credit so that the full $72 million rate credit is received by participating REPs and paid or directly credited to retail customers. Credit amounts that are unclaimed by non-industrial customers after the initial REP allocation and reallocation, such as credits related to retail customers who cannot be readily located, will be directed to that REP’s bill payment assistance programs and accounted for in the report required to be filed by the REP with the Commission. This $72 million one-time credit to retail customers shall count as a reduction to net income in the calculation of net income for dividend payment purposes described in Finding of Fact No. 14.a. TEF will ensure that TXU Energy Retail passes the entire rate credit that it receives directly through to its customers. The parties agree that the one-time rate credit will not be recovered by Oncor in any future proceedings, and further agree that they will not argue that the rate credit is any precedent or support for a rate reduction in the 2008 rate case or any future rate proceeding. The Signatories will request the Commission to dismiss P.U.C Docket No. 34040, Commission Staff’s Petition for Review of the Rates of TXU Electric Delivery Company, and Oncor will agree to file a system-wide rate case no later than July 1, 2008 based on a test-year ended December 31, 2007. The one-time credit shall be allocated and refunded as follows:

Customer Class	Amount Allocated to Class
Residential	$32,983,398.59

Sec<=10 kW	$790,769.48

Sec>10kW	$26,427,614.56

Pri<=10kW	$11,163.78

Pri>10kW	$5,279,308.63

Transmission	$5,401,089.92

Lighting	$1,106,655.05

Credit Methodology

General

The credit will be calculated on a spreadsheet basis based on a combination of 2006 Test Year information and December 31, 2007 information. The credit amount will be sent to the participating REP with supporting documentation. The credit will be calculated and credited outside of the normal Oncor billing process and will not be part of the standard 810 transaction.

Residential Service ($32,983,398.59)

The Residential Rate Class credit will be based on a fixed $ amount per Residential Customer that will be calculated as follows: $32,983,398.59/ Total Number of participating REP Residential Customers as of December 31, 2007.

The fixed $ amount per Residential Customer will be applied to the number of Residential Customers for each participating REP as of December 31, 2007. The amount calculated will be the Residential Rate Class credit for that participating REP.

Secondary Service Less Than or Equal to 10 kW ($790,769.48)

Same process used for Residential Service.

Secondary Service Greater Than 10 kW ($26,427,614.56)

The Secondary Service Greater Than 10 kW credit will be determined based on each customer’s 2007 annual kWh consumption as a percentage of the total 2007 participating REP’s annual Secondary Service Greater Than 10 kW class kWh.

Each individual customer’s percentage will be multiplied by the total class credit of $26,427,614.56. The credit for each customer will be totaled for each participating REP based on the participating REP’s customers as of December 31, 2007.

Primary Service Less Than or Equal to 10 kW ($11,163.78)

Same process used for Residential Service.

Primary Service Greater Than 10 kW ($5,279,308.63)

Same process used for Secondary Service Greater Than 10 kW.

Transmission Service ($5,401,089.92)

Same process used for Secondary Service Greater Than 10 kW.

Lighting Service ($1,106,655.05)

The Lighting Service Refund of $1,106,655.05 will be allocated to the various types of lights based on the light type’s percentage of the total revenue for the 2006 test year.

Light Type	% of 2006 Test Year Lighting Revenue	Refund
Schedule A	58.88%	$651,750.58
Schedule B	8.66%	$95,811.58
Schedule C	0.03%	$386.34
Schedule D	2.23%	$24,725.58
Metered (Non-Company)	1.7%	18,622.17
Metered (Company)	0.4%	4,420.61
Outdoor Lights	28.1%	310,938.20

Total	100.0%	$1,106,655.06

For Street Light Schedules A, B, C, D, and Outdoor Lights, the credit will be based on a fixed $ amount per light type calculated by dividing the allocated amount for each light type by each participating REP’s number of lights in that type as of December 31, 2007.

For metered streetlight service, the refund will be calculated for each metered premise based on each participating REP’s metered premises’ 2007 annual revenue as a percentage of the total 2007 revenue for metered Street Light Service.

n.

Oncor’s debt will be limited so that its debt-to-equity ratio is at or below the assumed debt-to-equity ratio established from time to time by the Commission for ratemaking purposes, which is currently set at 60% debt to 40% equity. The Commission has authority to determine what types of debt and equity are included in a utility’s debt-

to-equity ratio. The purposes to be conducted or promoted by Oncor are those of an electric transmission and distribution company, including owning and operating equipment or facilities to transmit and distribute electricity, and to engage in any other activities related or incidental thereto or in anticipation thereof. Oncor will cap its cost of debt for the 2008 rate case at pre-Transaction levels. In addition, Oncor will agree that its cost of debt in future rate proceedings initiated prior to December 31, 2012 will be based on the then-current cost of debt for electric utilities which have the same investment grade ratings, as established by the Standard & Poor’s. Moody’s and Fitch rating agencies, at the time of such proceedings as Oncor’s ratings as of October 1, 2007.

o.	If, at any time from the date of closing of the Transaction through December 31, 2012, Oncor’s entity rating is not maintained as investment grade by Standard and Poor’s, Moody’s or Fitch credit rating agencies, Oncor will not use its below investment grade ratings to justify an argument in favor of a higher regulatory ROE.

p.	TEF and Oncor will not include goodwill from the acquisition in the calculation of the Debt-to-Equity Ratio commitment to justify increased debt at Oncor. Write-downs or write-offs of goodwill will not be included in the calculation of net income for dividend payment purposes, as described in Finding of Fact No. 14.a.

q.	Oncor will not seek to recover Transaction goodwill or any expense associated with the impairment of goodwill in its rates.

r.	Oncor will not seek to include costs related to the Transaction in its rates.

s.	Oncor will not seek recovery in rates of any portion of the $200 million TEF DSM/Energy Efficiency commitment.

t.	TEF will spend $100 million of the additional $200 million DSM/Energy Efficiency commitment reflected in Finding of Fact No. 13.g at Oncor.

i.	From January 1, 2008 through December 31, 2012, Oncor shall spend $100 million of DSM/Energy Efficiency commitment as follows:

1.

Oncor shall spend $16 million for low income customer programs which will be conducted in a manner consistent with P.U.C. energy efficiency rules. To do so, Oncor will negotiate and execute a contract with the Texas Association of Community Action Agencies (TACAA) to administer $3.2 million annually (for calendar years 2008 through 2012) for weatherization assistance services through local contracts with governmental and nonprofit agencies that will augment resources from the federal weatherization assistance program. Oncor will use its best efforts to have this agreement in place within 30 days of the final Order in Docket No. 34077. The contract with TACAA must contain reporting provisions to ensure that the funds are spent efficiently on effective weatherization programs, and provisions that ensure that TACAA makes reasonable progress toward spending the total $16 million over five years. TACAA must also agree that these additional weatherization funds will be spread equitably across the entire Oncor service area, including through community action agencies that are not members of TACAA. For this $16 million for low income customer programs, Oncor shall provide the Commission accurate annual reporting of revenues spent, the reduction in demand, and energy savings by customer class.

2.	After accounting for the low income customers’ share of the $100 million to be spent by Oncor, Oncor shall spend the remaining $84 million for the benefit of industrial, commercial, residential and municipal, state, and other governmental customers. Oncor will spend the remaining $84 million for DSM/Energy Efficiency in a manner consistent with P.U.C. energy efficiency rules, except that (A) up to $8.4 million of the remaining $84 million need not meet the cost effectiveness standards set out in such rules; and (B) program cost effectiveness will be measured over the life of the energy efficiency measure, provided that there will be realized savings in a three year period. For purposes of the remaining $84 million to be spent by Oncor, all end-use customers, including industrial, municipal, state and other governmental customers, will be considered “eligible customers.” Oncor shall provide the Commission accurate annual reporting of revenues spent, the reduction in demand, and energy savings by customer class.

3.	The $100 million DSM/Energy Efficiency spending described here shall be in addition to amounts Oncor is required to spend under PURA § 39.905, other legislation, or its preexisting obligations, including those related to Docket Nos. 32103 and 34630. Energy savings achieved through the expenditure of this $100 million shall not count toward meeting or exceeding requirements of PURA § 39.905, related substantive rules, or for purposes of calculating bonuses.

4.	If the $100 million to be expended by Oncor for DSM/Energy Efficiency is funded by Oncor, including through the sale or transfer of Oncor’s assets, the portion of the $100 million spent in any calendar year shall be included in the calculation of net income for dividend payment purposes, as described in Finding of Fact No. 14.a, but shall not be recognized as an expense for purposes of calculating Oncor’s rate of return as reported on any Commission-required filing or in support of any future Oncor rate increase.

ii.	The other $100 million that TEF has committed to spend on DSM/Energy Efficiency will be funded and spent by TEF affiliates other than Oncor for the benefit of industrial, commercial, residential and municipal, state, and other governmental customers from January 1, 2008 through December 31, 2012.

u.	Any corporate support services provided by an affiliate shall be acquired by Oncor at cost, but this provision shall not serve as a precedent or factor for determining the validity of any affiliate expense in future rate cases. Parties in future rate cases may challenge requested affiliate expenses for compliance with PURA § 36.058. The Commission can audit compliance with this provision consistent with existing substantive rules. Further, in the 2008 rate case, Oncor will not request affiliate expenses relating to corporate support services in an amount that exceeds the amount included in its Docket No. 34040 request. Nothing in the Stipulation shall be considered precedent as to whether CGE expenses are to be considered affiliate expenses. By agreeing to this provision, parties do not waive their rights to take the position that CGE is an affiliate of Oncor in the 2008 rate case and any future rate proceedings.

v.	Oncor shall make minimum capital expenditures equal to a budget of $3.6 billion over the five-year period beginning January 1, 2008, and ending December 31, 2012, subject to the following adjustments to the extent reported to the Commission in Oncor’s quarterly earnings monitor report: Oncor may reduce capital spending due to conditions not under Oncor’s control, including, without limitation, siting delays, cancellations of projects by third-parties, or weaker than expected economic conditions. The $3.6 billion budget does not include transmission projects to be constructed by Oncor as a result of the Commission’s decision in its Docket No. 33672, Commission Staff’s Petition for Designation of Competitive Renewable Energy Zones. This Finding of Fact modifies the commitment reflected in Finding of Fact No. 13.q.

w.	The capital expenditures contained in Finding of Fact No. 14.v shall be made solely to support the traditional Oncor system.

x.	From January 1, 2008 until December 31, 2012, Oncor will agree to the following system SAIDI and SAIFI Performance Standards, and Worst Performing Feeder Standards, including a total annual rebate payment ceiling of $2 million. The metrics for these standards were the subject of proposed legislation in the most recent legislative session; therefore in the event the metrics are changed in subsequent legislative sessions, the Signatories agree that Oncor shall have the right to file an application to conform the metrics referenced herein to the new metrics established in subsequent legislation.

i.	General Provisions

1.	The reliability standards contained herein are intended to be consistent with P.U.C. Subst. R. 25.52 - Reliability and Continuity of Service.

2.	Reporting periods for these reliability standards are intended to be consistent with P.U.C. Subst. R. 25.81 - Service Quality Reports, and will coincide with the reporting periods in the Oncor Electric System Service Quality Reports to the Commission. Annual evaluations will be for calendar years.

3.	The initial reporting period for purposes of the rebates provided herein will be the year 2008.

4.	Reliability indices are calculated for “forced interruptions” as defined by P.U.C. Subst. R. 25.52.

ii.	Reliability Indices

The following reliability standards use the System Average Interruption Frequency Index (“SAIFI”) and System Average Interruption Duration Index (“SAIDI”). The distribution feeder standards will be established for distribution feeders with 10 or more customers.

1.	10 Percent Worst Distribution Feeder Performance Standards

No distribution feeder will sustain a SAIFI or SAIDI value for a reporting period that is among the highest (worst) 10 percent of the feeders for any two consecutive reporting periods.

2.	300 Percent Greater than System Average Distribution Feeder Performance Standards

No distribution feeder will sustain a SAIFI or SAIDI value for a reporting period that is more than 300 percent greater than the system average of all feeders for any two consecutive reporting periods.

3.	System-Wide Standards

Oncor will not exceed the system-wide SAIFI or SAIDI standard by more than 5.0 percent beginning in 2008. The system-wide standards are the average SAIFI and the average SAIDI for 1998, 1999, and 2000.

iii.	Maximum Amount of Rebates and Rebate Priorities

1.	The rebates for violations of the reliability standards will not exceed a total of $2 million in a calendar year.

2.	The rebates will be credited to customers based upon the following priorities:

a.	10 Percent Worst Distribution Feeder Performance Standards

b.	300 Percent Greater than System Average Distribution Feeder Performance Standards

c.	System-Wide Standards

To the extent that the $2 million rebate cap is reached, the rebate money will be prorated to customers in the last group, under subsections (iii)(2)(a), (iii)(2)(b), or (iii)(2)(c) above, eligible for rebates. Customers in higher priority groups will receive full rebates.

iv.	Determination of Rebates

1.	10 Percent Worst Distribution Feeder Performance Standards

a.	A rebate of $20 will be made to each customer on all feeders violating one of the 10 Percent Worst Distribution Feeder Performance Standards. A separate rebate will be made for each violated standard (SAIFI or SAIDI) such that a customer on a feeder violating both standards would be credited $40.

b.	If Oncor has no distribution feeder that violates one of the 10 Percent Worst Distribution Feeder Performance Standards for a reporting period, the total amount of money for rebates will be reduced 10 percent ($200,000) for the standard achieved. This reduction of money for rebates will decrease the total amount of rebates available for a calendar year for violations of any of the remaining standards. The amount of reduction will be 20 percent ($400,000) if both standards are achieved.

2.	300 Percent Greater than System Average Distribution Feeder Performance Standards

a.	A service reliability credit of $50 will be made to each customer on all feeders violating either standard. A separate credit will be made for each standard violated (SAIFI or SAIDI) such that a customer on a feeder violating both standards would be credited $100.

b.	If Oncor has no distribution feeder that violates a 300 Percent Greater than System Average Distribution Feeder Performance Standard for a reporting period, the total amount of money for rebates will be reduced 10 percent ($200,000) for the standard achieved. The amount of reduction will be 20 percent ($400,000) if both standards are achieved. This reduction of money for rebates will decrease the total amount of rebates available for a calendar year for violations of any remaining 300 Percent Greater than Average Distribution Feeder Performance Standard, or the System-Wide Standards, but not the 10 Percent Worst Distribution Feeder Performance Standards.

3.	System-Wide Standards

a.	If the SAIFI or SAIDI System-Wide Standard is violated, Oncor will distribute the total rebate on a per capita basis among all distribution customers.

b.	SAIFI: The total rebate will be the numerical difference between the actual and the allowable SAIFI values multiplied by $1 million, up to a maximum of one-half of the total amount of money available for rebates for violations of the System-Wide Standards.

c.	SAIDI: The total rebate will be the numerical difference between the actual and the allowable SAIDI values multiplied by $10,000, up to a maximum of one-half of the total amount of money available for rebates for violations of the System-Wide Standards.

4.	Payment

Oncor will make rebates to the current customer at the affected consuming facility by June 1 of the year following the reporting period.

5.	Term of Standards

a.	The electric reliability standards established under this Stipulation will remain in effect from January 1, 2008 through December 31, 2012.

v.	Any interested person will have the right to petition the Commission to revise the commitments in this Finding of Fact No. 14.x. In the event the Commission’s service reliability rule, P.U.C. SUBST. R. 25.52, is amended, such amendments will automatically be incorporated in these reliability commitments. Additionally, the signatories agree that they will revisit these standards and penalties in the future in the context of any performance-based ratemaking plans or rules for Oncor and/or the electric industry.

vi.	Within 45 days of the date of the Order in Docket No. 34077, Oncor shall file with the Commission a compliance plan with an agreement to pass through service quality credits similar in form to Phase Two of the plan and the agreement adopted in Project No. 30848, Compliance Filings by Texas-New Mexico Power Company from the Order in Docket No. 30172.

y.	From January 1, 2008 until December 31, 2012, to the extent not inconsistent with existing agreements with Cities, Oncor agrees to annual street light performance standards as follows:

(i) Routine repairs (bulbs, photocells, ballasts) - 90% complete in 5 calendar days;

(ii) Circuit repairs (overhead/underground cable repairs) - 80% complete in 15 calendar days;

(iii) Knockdowns (not repairs, require the replacement of the entire light) - 80% complete in 30 calendar days

These metrics will be exempt from force majeure events, including, but not limited to, major storms, cities whose ordinances or approvals impact Oncor's ability to meet these metrics, and mutual assistance to other utilities. Examples of qualifying City ordinances include - lane closures, pre-determined work schedules, and noise ordinances. All non-standard lights, such as antique or historical lights are exempt from this requirement since they are not readily available in Oncor’s stock or from the manufacturer. Oncor agrees to a maximum payment of $1 million per year if the standards are not achieved, to be paid to the customers affected as contained in a plan filed by Oncor with the Commission for approval. Oncor shall file such a plan within 60 days of the date of the final order in Docket No. 34077. Notwithstanding this agreement, this issue may be addressed in subsequent rate proceedings.

z.

From January 1, 2008 until December 31, 2012, Oncor will agree to the Customer Service metric proposed by Cities Witness Norwood (annual average response time for customer calls to Oncor’s telephone call center shall not exceed 60 seconds), with a total payment not to exceed $2 million on an annual basis, to be paid in accordance with a plan filed by Oncor with the Commission for approval. Oncor shall file such a plan within 60 days of the date of the final order in Docket No. 34077.

aa.	Oncor will file its advanced metering deployment plan with the Commission before July 1, 2008; provided, however, that should the Commission take action to materially alter the existing requirements for advanced metering deployment, Oncor reserves its rights to delay the filing for a reasonable time as may be necessary to address any such requirements. The advanced meters deployed will support DSM programs to the extent required by the Commission’s rules.

bb.	TEF, Oncor, TXU Corp. and its subsidiaries, and any legislative advocacy group to which any of the parties are members, and the other Signatories will agree not to pursue, support or propose legislation that would change or abrogate any of the terms of this Stipulation except that this Stipulation is not intended to impair the ability of the Staff, OPC or the State to communicate with or respond to a request of a member of the Texas Legislature; provided that if legislation discussed in Finding of Fact No. 14.x is considered in future sessions, Oncor reserves the right to participate in that legislative process.

cc.	Oncor will comply with the commitments identified in the direct and rebuttal testimonies of Frederick M. Goltz and Robert S. Shapard (“the “Oncor Commitments”), which are reflected in Finding of Fact Nos. 13.a through 13.v and as replaced or supplemented as described herein. Oncor will make annual reports to the Commission regarding its compliance with the Oncor Commitments.

dd.	Oncor will agree to make an exception to the standard transformer loss adjustment of 0.8% for high-voltage customers that are metered on the low side of the transformer, provided that the customer can provide third-party verification of the actual loss level.

ee.	Oncor will propose and support a cost-based retail transformation tariff applicable to industrial customers in its 2008 rate filing. Parties are free to take any position with respect to the proposed tariff.

15.	The Stipulation is reasonable, supported by the evidence, and in the public interest.

16.	The Transaction is in the public interest.

Findings in Accordance with Preliminary Order

17.	On August 23, 2007, the Commission issued its Preliminary Order in this docket, identifying the issues to be considered in determining whether the Transaction is consistent with the public interest. The Commission also identified the criteria it will evaluate in making the public interest determination.

18.	Given the issues identified in the Preliminary Order, the following facts favor a finding that the Transaction is consistent with the public interest:

a.	The Transaction will not adversely affect the health or safety of Oncor’s customers or employees. (Preliminary Order, Issue No. 2, at 3). Oncor’s quality of service and customer service commitments, as contained in the Stipulation, support this finding. (Stipulation, paragraphs I.(46), (47), and (48)).

b.	The Transaction will not result in the transfer of jobs of citizens of this state to workers domiciled outside this state. (Preliminary Order, Issue No. 3, at 3). TEF witness Goltz testified that the Transaction would not result in the transfer of jobs to workers located outside Texas. (TEF Ex. , p. 21).

c.	The Transaction will not result in a decline in service. (Preliminary Order, Issue No. 4, at 3). Oncor’s and TEF’s commitments to specific system SAIDI and SAIFI Performance Standards, a Worst Performance Feeder Standard, Street Lighting Performance Standard, and a Customer Service metric support this finding. (Stipulation, paragraphs I.(46), (47), and (48)).

d.	The Transaction will not result in Texas ratepayers bearing any Transaction-related costs unrelated to the corresponding benefits to Texas ratepayers. (Preliminary Order, Criterion No. 1, at 3). The commitment by TEF and Oncor in the Stipulation that Oncor will not seek to include Transaction costs in its rates supports this finding. (Stipulation, paragraph I.(18) and (40)).

e.	No additional guarantees should be required to ensure that the service quality and customer relations are commensurate with the requirements of PURA. (Preliminary Order, Criterion No. 2, at 3). The Stipulation imposes specific system SAIDI and SAIFI Performance Standards, a Worst Performance Feeder Standard, Street Lighting Performance Standards, and a Customer Service metric that make additional guarantees unnecessary. (Stipulation, paragraphs I.(46), (47), and (48)).

f.	No additional guarantees or commitments are required to ensure that no cost-shifting, cross subsidies, or discriminatory behavior occurs among Oncor’s affiliates. (Preliminary Order, Criterion No. 3, at 3). TEF witness Goltz described ring-fencing provisions to be implemented that, in conjunction with the Commission’s Substantive Rules, provide adequate protection against cost-shifting, cross-subsidies, or discriminatory behavior among Oncor’s affiliates. (TEF Ex. , pp. 14-16; Stipulation, paragraphs I.13-15).

g.	The ring-fencing proposed by TEF and Oncor will separate and help protect Oncor from bankruptcy or financial distress of an unregulated affiliate. (Preliminary Order, Criterion No. 4, at 4). TEF’s and Oncor’s commitments to implement the proposed ring-fencing mechanisms in conjunction with their agreements in the Stipulation support this finding. (TEF Ex. , pp. 8-15; Stipulation, paragraphs I.1-5, 11-16, 20-22, 26-30, 32, 34-37).

h.	Additional guarantees or commitments are not required to ensure that Oncor’s debt ratings as a result of this Transaction have no negative effect on ratepayers. (Preliminary Order, Criterion No. 5, at 4). Commitments made by TEF and Oncor in the Stipulation ensure that Oncor’s cost of debt shall not increase for five years as a result of the Transaction. (Stipulation, paragraphs I.5, 19, 36-38).

i.	Oncor will make annual reports to the Commission regarding its compliance with the Oncor commitments. (Preliminary Order, Criterion 6, at 4).

j.	Given the Stipulation, the commitments made by the Oncor and TEF are consistent with the public interest. (Preliminary Order, Criterion No. 7, at 4).

II. Conclusions of Law

1.	Oncor is an electric utility as that term is defined in Section 31.002(6) of the Public Utility Regulatory Act, Title II, Texas Utilities Code (“PURA”) and is a wholly owned subsidiary of TXU Corp.

2.	The Commission asserts jurisdiction over the parties and the subject matter of the Stipulation by virtue of § 14.101 of PURA.

3.	Notice has been given to all affected persons as required by P.U.C. Proc. R. 22.55.

4.	Consideration of the following issues identified in the Preliminary order is not necessary to a public interest definition given the type of transaction involved in this docket, which does not involve the sale of the utility’s assets or a merger of operating utilities:

a. The reasonable value of the property, facilities, or securities to be acquired, disposed of, merged, transferred, or consolidated (Preliminary Order Issue No. 1, at 3).

b. Will the public utility receive consideration equal to the reasonable value of the assets when it sells, leases, or transfers assets? (Preliminary Order Issue No. 1, at 5).

5.	The Signatories’ application was processed in accordance with the requirements of PURA and the Texas Administrative Procedure Act, Tex. Gov’t Code Ann. §§ 2001.001-.902.

6.	The Commission’s consideration of the Stipulation complies with PURA § 14.054 and P.U.C. Proc. R. 22.206.

7.	The terms of the Stipulation are supported by a preponderance of the evidence.

8.	The Transaction, in light of the provisions of the Stipulation, is consistent with the public interest within the meaning of PURA § 14.101.

III. ORDERING PARAGRAPHS

Based on the foregoing Findings of Fact and Conclusions of Law, the Commission issues the following orders:

1.	The Transaction is consistent with the public interest within the meaning of PURA § 14.101.

2.	TEF and Oncor are hereby ordered to comply with the terms of the Stipulation, as set forth in this Order.

3.	All motions, applications, and requests for entry of specific findings of fact and conclusions of law, and other requests for relief, general and specific, if not expressly granted herein are denied for lack of merit.

SIGNED AT AUSTIN, Texas on the      day of                 , 2007.

PUBLIC UTILITY COMMISSION OF TEXAS

PAUL HUDSON, CHAIRMAN

JULIE C. PARSLEY, COMMISSIONER

BARRY T. SMITHERMAN, COMMISSIONER

Exhibit B

Allocation of One-Time Credit Provided in Paragraph IV(35) of Stipulation

Customer Class	Amount Allocated to Class
Residential	$32,983,398.59

Sec<=10 kW	$790,769.48

Sec>10kW	$26,427,614.56

Pri<=10kW	$11,163.78

Pri>10kW	$5,279,308.63

Transmission	$5,401,089.92

Lighting	$1,106,655.05

Credit Methodology

General

The credit will be calculated on a spreadsheet basis based on a combination of 2006 Test Year information and December 31, 2007 information. The credit amount will be sent to the participating REP with supporting documentation. The credit will be calculated and credited outside of the normal Oncor billing process and will not be part of the standard 810 transaction.

Residential Service ($32,983,398.59)

The Residential Rate Class credit will be based on a fixed $ amount per Residential Customer that will be calculated as follows: $32,983,398.59/ Total Number of participating REP Residential Customers as of December 31, 2007.

The fixed $ amount per Residential Customer will be applied to the number of Residential Customers for each participating REP as of December 31, 2007. The amount calculated will be the Residential Rate Class credit for that participating REP.

Secondary Service Less Than or Equal to 10 kW ($790,769.48)

Same process used for Residential Service.

Secondary Service Greater Than 10 kW ($26,427,614.56)

The Secondary Service Greater Than 10 kW credit will be determined based on each customer’s 2007 annual kWh consumption as a percentage of the total 2007 participating REP’s annual Secondary Service Greater Than 10 kW class kWh.

Each individual customer’s percentage will be multiplied by the total class credit of $26,427,614.56. The credit for each customer will be totaled for each participating REP based on the participating REP’s customers as of December 31, 2007.

Primary Service Less Than or Equal to 10 kW ($11,163.78)

Same process used for Residential Service.

Primary Service Greater Than 10 kW ($5,279,308.63)

Same process used for Secondary Service Greater Than 10 kW.

Transmission Service ($5,401,089.92)

Same process used for Secondary Service Greater Than 10 kW.

Lighting Service ($1,106,655.05)

The Lighting Service credit of $1,106,655.05 will be allocated to the various types of lights based on the light type’s percentage of the total revenue for the 2006 test year.

Light Type	% of 2006 Test Year Lighting Revenue	Refund
Schedule A	58.88%	$651,750.58
Schedule B	8.66%	$95,811.58
Schedule C	0.03%	$386.34
Schedule D	2.23%	$24,725.58
Metered (Non-Company)	1.7%	18,622.17
Metered (Company)	0.4%	4,420.61
Outdoor Lights	28.1%	310,938.20

Total	100.0%	$1,106,655.06

For Street Light Schedules A, B, C, D, and Outdoor Lights, the credit will be based on a fixed $ amount per light type calculated by dividing the allocated amount for each light type by each participating REP’s number of lights in that type as of December 31, 2007.

For metered streetlight service, the credit will be calculated for each metered premise based on each participating REP’s metered premises’ 2007 annual revenue as a percentage of the total 2007 revenue for metered Street Light Service.

2